Exhibit 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

April 30, 2025

To whom it may concern:

We have read the notification dated April 30, 2025 from Capstone Companies, Inc. as to the replacement of auditors for that Company.

We agree with the representations of the Company, as follows:

1.	During the previous year with Assurance Dimensions, there were no problems related to any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or compliance with applicable rules, which problems, if not resolved to the satisfaction of Assurance Dimensions would have caused us to make reference to them in connection with our report on the subject matter of the problems.

2.	Assurance Dimensions report on the consolidated financial statements for the previous year did not contain an adverse opinion or disclaimer of opinion, and was not qualified as to uncertainties, audit scope, or accounting principles.

Very truly yours,

/s/ Assurance Dimensions

Assurance Dimensions